Exhibit 3.1

STATE OF DELAWARE
AMENDMENT TO THE CERTIFICATE OF
LIMITED PARTNERSHIP

The Undersigned, desiring to amend the Certificate of Limited Partnership pursuant to the provisions of Section 17-202 of the Revised Uniform Limited Partnership Act of the State of Delaware, does hereby certify as follows:

FIRST: The name of the limited partnership is BHM Discretionary Futures Fund L.P.

SECOND: Article 1 of the Certificate of Limited Partnership shall be amended as follows:

The name of the limited partnership is Managed Futures Premier BHM L.P. (the “Partnership”).

THIRD: The effective date of this document shall be November 30, 2012.

IN WITNESS WHEREOF, the undersigned has executed this Amendment to the Certificate of Limited Partnership as of the 20th day of November, A.D. 2012.

By: Ceres Managed Futures LLC

General Partner

By:  /s/ Walter Davis___________

Walter Davis, Authorized Person